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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We have issued our report dated February 8, 1996, (except for the "Earnings per Share" paragraph of Note 1, as to which the date is June 30, 1997) accompanying the financial statements of LIFE Financial Corporation contained in the Registration Statement on Form S-1 and Prospectus included therein. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and Prospectus included therein, and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP
Grant Thornton LLP

Irvine, California
December 4, 1997